UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 8, 2007

IMMTECH PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-14907	39-1523370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One North End Avenue

New York, New York 10282

(Address of Principal Executive Offices, including Zip Code)

(212) 791-2911

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On June 8, 2007, the Company entered into a milestone cash-paying and royalty-bearing licensing agreement with Par Pharmaceutical Companies, Inc. (“Par”). Under the terms of the agreement, Par has been granted commercialization rights exclusive only in the United States for Immtech’s lead oral drug candidate, pafuramidine maleate (“pafuramidine”), for the treatment of pneumocystis pneumonia (“PCP”) in AIDS patients (the “Product”). Immtech retains the right to manufacture and co-market the Product for this indication in the United States. Immtech retains all other rights to pafuramidine other than what is stated above.

Immtech received an initial payment of $3 million. Par will also pay Immtech up to an additional $29 million in development milestones as pafuramidine advances through ongoing Phase III clinical trials and U.S. regulatory review and approval. Immtech will receive royalties on sales based on a specified formula. Additionally, Immtech may receive up to $115 million in additional milestone payments on future sales. Immtech granted Par a right of first offer to negotiate a license agreement for the possible development of pafuramidine as a treatment or preventative therapy for malaria.

In connection with the licensing agreement, Immtech and Par also entered into a Supply and Distribution Agreement pursuant to which, following regulatory review and FDA approval of the Product for the treatment of PCP, Par will provide a twelve month rolling forecast of Product and Immtech will supply Par with Product upon the terms and conditions contained in such agreement.

.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2007	Immtech Pharmaceuticals, Inc.
/s/ Eric L. Sorkin
Eric L. Sorkin Chairman, Chief Executive Officer and President